Exhibit 99.1

Investor Contact: Mark Barnett Vice President, Investor Relations 614 677-5331 Media Contact: Jeff Botti Director, Public Relations 614 249-6339

May 4, 2005

Nationwide Financial Reports First Quarter Results

First quarter net income ahead of prior year by 34 percent

COLUMBUS, Ohio — Nationwide Financial Services, Inc. (NYSE: NFS), a leading provider of long-term savings and retirement products, today reported first quarter 2005 net income of $160.5 million, or $1.05 per diluted share, compared with first quarter 2004 net income of $119.6 million, or $0.78 per diluted share.

“This was a solid first quarter, reflecting steady progress,” said Jerry Jurgensen, chief executive officer. “While delivering the value our customers have come to expect, we continue to improve profitability by emphasizing financial discipline across the organization.”

We analyze operating performance using a non-GAAP financial measure called “net operating earnings,” which we believe enhances understanding and comparability of our performance by highlighting the results from continuing operations and the underlying profitability drivers of our business. See Exhibit 3 for a description of non-GAAP financial measures included in this earnings announcement, a reconciliation of non-GAAP financial measures to GAAP financial measures and the substantive reasons why we believe presentation of these non-GAAP financial measures provides useful information to investors regarding our financial condition and results of operations. The following table reconciles net operating earnings to net income, including the related diluted per share amounts, for the periods indicated:

	Three months ended March 31,
	2005		2004
(in millions, except per share data)	Amount	Per diluted share	Amount	Per diluted share
Net operating earnings	$143.5	$0.93	$133.7	$0.87
Net realized gains (losses) on investments, hedging instruments and hedged items, net of taxes*	17.0	0.12	(10.7)	(0.07)
Cumulative effect of adoption of accounting principle, net of taxes	—	—	(3.4)	(0.02)

Net income	$160.5	$1.05	$119.6	$0.78

*	Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes).

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2005 earnings — 2

The quarter’s net operating earnings were $143.5 million, or $0.93 per diluted share, compared to net operating earnings of $133.7 million, or $0.87 per diluted share, a year ago. The 7 percent year-over-year increase in net operating earnings was driven by improved operating results in the three primary business segments. In individual protection, pre-tax operating earnings increased 19 percent compared to a year ago, while retirement plans and individual investments reported pre-tax operating earnings increases of 3 and 5 percent, respectively. These increases were partially offset by an 18 percent decline in pre-tax operating earnings in the corporate and other segment.

“Our results this quarter reflect the emphasis we’ve placed on solid execution and disciplined expense management,” said Mark Thresher, president and chief operating officer. “We are starting to realize operational efficiencies resulting from our realignment last year, and we’ve made significant strides toward improving the effectiveness of our product development and sales processes. Continued progress in these areas will not only help drive stronger top-line and bottom-line growth, but will also help us better serve our customers and distribution partners.”

Highlights from the quarter:

•	Sales totaled $4.6 billion, with $1.8 billion, or 40 percent, of sales from affiliated distribution and $2.8 billion, or 60 percent, from non-affiliated distribution.

■

Affiliated distribution sales increased 15 percent compared to the first quarter of 2004. The increase in affiliated distribution sales was driven by higher retirement plans sales from Nationwide Retirement Solutions and The 401(k) Company, combined with an increase in corporate-owned life insurance (COLI) sales through TBG Financial.

■

Non-affiliated distribution sales declined 11 percent compared to the prior year. The decline in non-affiliated sales was driven by lower individual fixed and variable annuity sales across independent broker/dealers, wirehouse and regional firms, and financial institutions, partially offset by double-digit increases in private sector retirement plan sales in the wirehouse and financial institutions channels.

•	Total net inflows, or customer deposits net of withdrawals, were $1.5 billion in the first quarter of 2005 compared to $1.2 billion in the first quarter of 2004.

■

Individual investments net outflows in the first quarter were $425.8 million, compared to net inflows of $59.5 million a year ago. Lower individual fixed and variable annuities sales were the primary drivers of the change in net flows.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2005 earnings — 3

■

Retirement plans net inflows increased to $970.6 million in the quarter compared to net inflows of $862.1 million a year ago primarily driven by sales increases of $300.0 million compared to the prior period. Offsetting the increase in sales was a $233.0 million increase in withdrawals. However, the lapse rate in the first quarter improved by 61 basis points compared to the first quarter last year.

■

Individual protection net inflows increased to $989.7 million compared to $316.0 million of net inflows reported in the first quarter a year ago. The increase primarily was driven by two large bank-owned life insurance (BOLI) cases that closed during the first quarter.

•

Total revenues increased 8 percent to $1.1 billion compared to $1.0 billion in the first quarter of 2004. The combination of higher asset-based revenues from favorable market experience versus a year ago and net realized gains on investments, hedging instruments and hedged items drove the increase.

•	Total assets as of March 31, 2005 were $116.0 billion, down 1 percent from $117.0 billion as of December 31, 2004.

■	Included in the current period’s total assets were $64.4 billion in assets held in separate accounts, a decrease of 1 percent compared to $64.9 billion as of December 31, 2004.

■	General account assets were $51.6 billion, down 1 percent from $52.0 billion as of December 31 2004.

•	Shareholders’ equity was $5.1 billion, or $33.64 per share, as of March 31, 2005, compared to $5.2 billion, or $34.20 per share, as of December 31, 2004.

■	Excluding accumulated other comprehensive income (AOCI), shareholders’ equity was $4.9 billion, or $32.19 per share, versus $4.8 billion, or $31.36 per share, as of year-end 2004.

•	Operating return on average equity excluding AOCI, as defined in Exhibit 3, was 11.8 percent for the quarter, compared to 11.2 percent in the fourth quarter of 2004.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2005 earnings — 4

Operating Segment First Quarter Financial Highlights

Nationwide Financial reports its results in three primary business segments: individual investments, retirement plans and individual protection. Financial highlights and a discussion of the results for each segment follow:

	Three months ended March 31,
(in millions)	2005	2004	Change
Individual Investments
Sales	$1,066.6	$1,494.4	(29%)
Net flows (deposits less withdrawals)	(425.8)	59.5	(816%)
Operating revenues	384.7	379.6	1%
Pre-tax operating earnings	63.3	60.0	6%

Account values as of period end	51,423.3	50,303.8	2%
Interest spread on average general account values	1.95%	1.93%
Pre-tax operating earnings to average account values	0.49%	0.48%
Return on average allocated capital	11.4%	10.5%

Retirement Plans
Sales	$3,015.0	$2,685.9	12%
Net flows (deposits less withdrawals)	970.6	862.1	13%
Operating revenues	263.7	247.2	7%
Pre-tax operating earnings	47.1	45.9	3%

Account values as of period end	77,091.8	66,680.3	16%
Interest spread on average general account values	2.06%	2.08%
Pre-tax operating earnings to average account values	0.25%	0.28%
Return on average allocated capital	18.6%	19.3%

Individual Protection
Sales	$519.4	$518.0	0%
Net flows (deposits less withdrawals)	989.7	316.0	213%
Operating revenues	340.5	338.3	1%
Pre-tax operating earnings	72.2	60.7	19%

Policy reserves as of period end	16,416.9	14,357.9	14%
Life insurance in force as of period end	122,001.8	107,768.8	13%
Pre-tax operating earnings to operating revenues	21.2%	17.9%
Return on average allocated capital	11.0%	9.6%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2005 earnings — 5

Individual Investments Segment

First quarter individual investments sales of $1.1 billion were 29 percent below a year ago and 1 percent below last quarter. Individual fixed annuity sales of $62.7 million decreased 70 percent compared to a year ago and 41 percent compared to the fourth quarter of 2004. The sales trend for this product line reflects the pricing discipline we’ve maintained in this challenging competitive and economic environment.

Individual variable annuity sales of $905.8 million were down 26 percent compared to first quarter a year ago, but increased 6 percent versus last quarter.

“On March 1 we launched our new hybrid living benefit feature, Capital Preservation Plus Lifetime Income,” noted Thresher. “Early feedback from our distribution partners has been positive and we’re optimistic that this feature will help us regain sales momentum.”

Advisory services program sales were $53.2 million in the first quarter of 2005, an increase of 132 percent versus first quarter a year ago, but a decrease of 17 percent compared to the fourth quarter of 2004. Income product sales increased 29 percent versus the first quarter of 2004, but decreased 11 percent versus the fourth quarter of 2004.

Pre-tax operating earnings grew 6 percent compared to the first quarter of 2004, driven by increased policy charges and lower general operating expenses, partially offset by higher amortization of deferred acquisition costs (DAC) and trail-based commissions.

Interest-spread income grew 2 percent, or $1.9 million, versus the year ago quarter. Reduced interest credited versus a year ago more than offset a reduction in net investment income. Interest-spread margins were 195 basis points in the first quarter, compared to 193 basis points first quarter a year ago and 178 basis points in the fourth quarter of 2004. Included in the current quarter were 17 basis points, or $7.0 million, of income from prepayment penalties on commercial mortgage loans and bond call premiums, compared to 17 basis points, or $6.9 million, first quarter a year ago and 8 basis points, or $3.2 million, in the fourth quarter of 2004.

The individual investments segment operating margin, defined as the ratio of pre-tax operating earnings to average account values, was 49 basis points for the quarter, compared to 48 basis points in the first quarter of 2004 and 47 basis points in the fourth quarter of 2004. Return on average allocated capital was 11.4 percent for the quarter, compared to 10.5 percent reported for the first quarter of 2004 and 10.7 percent in the fourth quarter of 2004.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2005 earnings — 6

Retirement Plans Segment

Sales in this segment grew 12 percent compared to the first quarter of 2004. Public sector sales grew 9 percent versus a year ago, driven by recurring deposits from new public sector plans added after the first quarter last year and increased participation in our large plans. Private sector sales increased 14 percent versus a year ago, driven by strong sales in both the large- and small-plan 401(k) market.

Pre-tax operating earnings increased 3 percent compared to a year ago as higher interest-spread income and other income were partially offset by moderate increases in trail commissions, amortization of DAC and general operating expenses. Other income, which includes administrative fees from non-insurance retirement and deferred compensation plans, and asset-based fees from our trust product small-plan 401(k) platform, increased $15.7 million, or 37 percent, compared to first quarter 2004.

Interest-spread income was $2.8 million higher than a year ago, as increased net investment income driven by an increase in average general account assets and increased prepayment penalty income was partially offset by an increase in interest credited. Interest-spread margins were 206 basis points in the first quarter of 2005, compared to 208 basis points in the first quarter of 2004 and 181 basis points in the fourth quarter of 2004. Included in the current quarter were 25 basis points, or $6.8 million, of prepayment penalty income, compared to 20 basis points, or $5.0 million, first quarter a year ago, and 11 basis points, or $2.8 million, last quarter.

The operating margin, defined as the ratio of pre-tax operating earnings to average account values, was 25 basis points for the quarter. This compares to 28 basis points for the first quarter a year ago and 22 basis points for the fourth quarter of 2004. Return on average allocated capital was 18.6 percent in the quarter, down from 19.3 percent a year ago and up from 16.7 percent in the fourth quarter of 2004.

Individual Protection Segment

The individual protection segment reports results from two businesses: investment life, which includes individual variable and corporate- and bank-owned life insurance (COLI/BOLI), and fixed life, which includes universal, whole and term life products.

This segment reported total pre-tax operating earnings of $72.2 million for the quarter, an increase of 19 percent over $60.7 million a year ago. Pre-tax operating earnings growth of 37 percent from investment life products was partially offset by a 5 percent decline in pre-tax operating earnings from fixed life products.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2005 earnings — 7

The operating margin for the segment, defined as the ratio of pre-tax operating earnings to operating revenues, was 21.2 percent for the quarter, compared to 17.9 percent in the first quarter of 2004 and 17.3 percent in the fourth quarter of 2004. Return on average allocated capital of 11.0 percent for the quarter represented an increase compared to the 9.6 percent reported in the same quarter last year and the 9.4 percent reported in the fourth quarter of 2004.

Highlights from the two life insurance businesses include:

Investment life: Individual variable life sales were $163.7 million for the first quarter of 2005 compared to $174.4 million a year ago. As planned, we launched our redesigned variable universal life product, The Best of America Next Generation II, in mid-February. Sales from this new product are expected to gain momentum in the coming quarters. COLI sales grew 8 percent compared to last year, with a 10 percent increase in first-year sales.

Investment life pre-tax operating earnings were $47.7 million compared to $34.8 million in the first quarter of 2004. This increase primarily was driven by lower operating expenses, higher interest-spread income and improved mortality.

Fixed life: Individual fixed life sales of $120.9 million decreased $4.8 million versus the prior year quarter, reflecting our cautious approach given the regulatory uncertainty surrounding statutory reserves for universal life products.

First quarter fixed life pre-tax operating earnings decreased 5 percent to $24.5 million versus $25.9 million in the first quarter of 2004. A decrease in general operating expenses and amortization of DAC in the quarter was more than offset by lower life premiums on our existing block of whole life policies, increased policyholder dividends, and adverse mortality experience relative to the prior year.

Corporate and Other Segment

Corporate and other segment pre-tax operating earnings were $12.5 million in the first quarter of 2005, compared to $15.2 million in the first quarter of 2004 and $11.9 million in the fourth quarter of 2004. The decrease versus a year ago was driven by lower interest-spread income on the medium-term note (MTN) program, while improved interest spreads versus last quarter drove the sequential increase in segment earnings.

In structured products, the closing of one low-income-housing securitization transaction and one commercial mortgage-backed securities transaction during the first quarter of 2005 contributed $3.4 million of pre-tax operating earnings for the quarter. This compares to $3.1 million of pre-tax operating earnings from structured products in the first quarter of 2004 and $4.7 million in the fourth quarter of 2004.

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2005 earnings — 8

During the quarter, $236.8 million of medium-term notes matured. The interest-spread margin for the MTN business was 135 basis points, compared to 141 basis points in the same quarter last year and 103 basis points last quarter. The sequential increase in interest-spread margin primarily was driven by the effect of increases in LIBOR rates on the portion of the MTN program that is managed on a variable rate basis.

Business Outlook

The information provided below includes certain forward-looking statements, is based on current business conditions and incorporates a range of possible results that are intended to illustrate the sensitivity of our margins and returns to these factors.

To the extent that equity-market performance varies from levels indicated in our business outlook, our results will vary accordingly. Additionally, our ability to meet the indicated outlook is subject to the factors described in the forward-looking information section found on the following page.

The table below outlines the Company’s expectations for its full-year earnings drivers and is based on the performance of the equity markets and the related performance of our separate account assets achieving a return of 0 to 1½ percent during each remaining quarter of 2005.

2005 Business Outlook

Individual Investments Segment
Interest-spread margin	175-180 bps
Pre-tax operating earnings to average account values	43-48 bps

Retirement Plans Segment
Interest-spread margin	180-185 bps
Pre-tax operating earnings to average account values	20-25 bps

Individual Protection Segment
Investment Life
Pre-tax operating earnings to operating revenues	22-24%
Fixed Life
Pre-tax operating earnings to operating revenues	12-14%

Nationwide Financial
Operating return on average equity	11-11.5%

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Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

NFS reports first quarter 2005 earnings — 9

Earnings Conference Call

Nationwide Financial will host a conference call from 10 a.m. to 11 a.m. EDT on Thursday, May 5, 2005, to discuss first quarter 2005 results. To participate in the call, dial 1-706-679-3234 and provide your name and company name to the operator. Please dial into the call 10-15 minutes early to facilitate a timely connection. A simultaneous webcast of the call will also be available from the investor relations section of our Web site at www.nationwidefinancial.com. Anyone unable to participate in the call can listen to a replay starting at 2 p.m. EDT time May 5, 2005, through midnight EDT May 12, 2005 by dialing 1-706-645-9291, conference ID 4978546. An audio archive and transcript of the call will be posted to the investor relations section of the Company’s Web site within 48 hours of the call.

Quiet Period

Toward the end of each quarter, the Company has a quiet period when it no longer publishes or updates its current outlook, and Company representatives will not comment on financial results or expectations. The quiet period will extend until the day when the next earnings announcement is published. For the second quarter of 2005, the quiet period will be July 13, 2005 through August 3, 2005.

Columbus-based Nationwide Financial is the holding company for the domestic retirement savings operations of Nationwide, which owns 62.5 percent of the outstanding common shares of Nationwide Financial. The major operating subsidiary of Nationwide Financial is Nationwide Life Insurance Company. To obtain investor materials, including the Company’s 2004 Annual Report to Shareholders, 2004 Annual Report on Form 10-K and other corporate announcements, please visit the investor relations section of our Web site at www.nationwidefinancial.com.

Forward-Looking Information

The information included herein contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the results of operations and businesses of the Nationwide Financial Services, Inc. and subsidiaries (NFS or collectively, the Company). These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated or projected, forecast, estimated or budgeted in such forward-looking statements include, among other, the following possibilities: (i) change in Nationwide Corporation’s control of the Company through its beneficial ownership of 94.3% of the combined voting power of all the outstanding common stock and 62.5% of the economic interest in the Company; (ii) the Company’s primary reliance, as a holding company, on dividends from its subsidiaries to meet debt service obligations and the applicable regulatory restrictions on the ability of the Company’s subsidiaries to pay such dividends; (iii) the potential impact on the Company’s reported net income and related disclosures that could result from the adoption of certain accounting and/or financial reporting standards issued by the Financial Accounting Standards Board, Public Company Accounting Oversight Board or other standard-setting bodies; (iv) tax law changes impacting the tax treatment of life insurance and investment products; (v) repeal of the federal estate tax; (vi) heightened competition, including specifically the intensification of price competition, the entry of new competitors and the development of new products by new and existing competitors; (vii) adverse state and federal legislation and regulation, including limitations on premium levels, increases in minimum capital and reserves, and other financial viability requirements; restrictions on mutual fund distribution payment arrangements such as revenue sharing and 12b-1 payments; and regulation changes resulting from industry practice investigations; (viii) failure to expand distribution channels in order to obtain new customers or failure to retain existing customers; (ix) inability to carry out marketing and sales plans, including, among others, development of new products and/or changes to certain existing products and acceptance of the new and/or revised products in the market; (x) changes in interest rates and the equity markets causing a reduction of investment income and/or asset fees, an acceleration of the amortization of deferred policy acquisition costs (DAC) and/or value of business acquired (VOBA), reduction in the value of the Company’s investment portfolio or separate account assets, or a reduction in the demand for the Company’s products; (xi) general economic and business conditions which are less favorable than expected; (xii) competitive, regulatory or tax changes that affect the cost of, or demand for, the Company’s products; (xiii) unanticipated changes in industry trends and ratings assigned by nationally recognized rating organizations; (xiv) deviations from assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve amounts and in pricing the Company’s products; and (xv) adverse litigation results and/or resolution of litigation and/or arbitration or investigation results.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 1 to First Quarter 2005 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Consolidated Statements of Income

	Three months ended March 31,
($ in millions, except per share data)	2005	2004
	(Unaudited)	(Unaudited)
Revenues:
Policy charges	$312.9	$306.1
Life insurance premiums	95.9	96.7
Net investment income	585.3	568.5
Net realized gains (losses) on investments, hedging instruments and hedged items	26.3	(13.3)
Other	89.6	69.0

Total revenues	1,110.0	1,027.0

Benefits and Expenses:
Interest credited to policyholder account values	340.6	335.2
Other benefits and claims	131.6	130.1
Policyholder dividends on participating policies	26.9	22.2
Amortization of deferred policy acquisition costs	125.5	111.1
Amortization of value of business acquired	12.0	12.5
Interest expense on debt	25.7	25.4
Other operating expenses	226.5	225.2

Total benefits and expenses	888.8	861.7

Income from continuing operations before federal income tax expense	221.2	165.3
Federal income tax expense	60.7	42.3

Income from continuing operations	160.5	123.0
Cumulative effect of adoption of accounting principle, net of taxes	—	(3.4)

Net income	$160.5	$119.6

Earnings per common share:
Basic	$1.05	$0.79
Diluted	$1.05	$0.78
Weighted average common shares outstanding:
Basic	152.7	152.0
Diluted	153.5	152.9
Cash dividends declared per common share	$0.19	$0.18

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 2 to First Quarter 2005 Earnings Announcement

Nationwide Financial Services, Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)	March 31 2005	December 31, 2004
	(Unaudited)
Assets
Investments:
Securities available-for-sale, at fair value:
Fixed maturity securities	$31,188.2	$31,516.8
Equity securities	77.5	87.0
Trading assets, at fair value	26.0	15.9
Mortgage loans on real estate, net	9,127.8	9,267.5
Real estate, net	108.6	108.3
Policy loans	921.9	987.2
Other long-term investments	581.8	604.2
Short-term investments, including amounts managed by a related party	2,126.1	2,009.9

Total investments	44,157.9	44,596.8
Cash	38.3	52.4
Accrued investment income	427.3	428.7
Deferred policy acquisition costs	3,706.0	3,561.1
Value of business acquired	477.0	480.4
Other intangible assets	48.6	48.7
Goodwill	400.5	382.3
Other assets	2,383.5	2,497.0
Assets held in separate accounts	64,366.8	64,903.2

Total assets	$116,005.9	$116,950.6

Liabilities and Shareholders’ Equity
Liabilities:
Future policy benefits and claims	$40,816.2	$41,077.2
Short-term debt	182.9	230.8
Long-term debt	1,406.4	1,406.0
Other liabilities	4,086.3	4,118.3
Liabilities related to separate accounts	64,366.8	64,903.2

Total liabilities	110,858.6	111,735.5

Shareholders’ equity:
Class A common stock	0.7	0.7
Class B common stock	1.0	1.0
Additional paid-in capital	1,647.8	1,634.6
Retained earnings	3,528.5	3,400.0
Accumulated other comprehensive income	222.6	432.2
Treasury stock	(251.4)	(251.4)
Other, net	(1.9)	(2.0)

Total shareholders’ equity	5,147.3	5,215.1

Total liabilities and shareholders’ equity	$116,005.9	$116,950.6

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 3 to First quarter 2005 Earnings Announcement

Non-GAAP Measures Used in this Earnings Announcement by Nationwide Financial

Nationwide Financial prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP). In addition to using the GAAP consolidated financial statements, Nationwide Financial also analyzes operating performance using the following non-GAAP financial measures. The non-GAAP financial measures below appear in the accompanying earnings announcement.

Operating revenues are calculated by adjusting total revenues to exclude net realized gains and losses on investments not related to securitizations and operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes), hedging instruments and hedged items.

Operating realized gains (losses) include net realized gains (losses) on investments related to securitizations and operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes), hedging instruments and hedged items.

Pre-tax operating earnings are calculated by adjusting earnings from continuing operations before federal income taxes and cumulative effect of adoption of accounting principles, if any, to exclude net realized gains and losses on investments, hedging instruments and hedged items, except for operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes) and realized gains and losses related to securitizations, if any. Pre-tax operating earnings are a GAAP financial measure as it relates to the individual investments, retirement plans, individual protection and corporate and other segments, as this is the level at which management evaluates operating results for these segments.

Net operating earnings are calculated by adjusting net income to exclude non-operating net realized gains and losses on investments, hedging instruments and hedged items, discontinued operations and cumulative effect of adoption of accounting principles, if any, all net of tax.

Net operating earnings per diluted share are calculated by dividing net operating earnings by the number of weighted average diluted shares outstanding for the period indicated.

Operating return on average equity is calculated by annualizing net operating earnings and dividing by average shareholders’ equity excluding accumulated other comprehensive income.

Book value per share excluding accumulated other comprehensive income is calculated by dividing total shareholders’ equity less accumulated other comprehensive income by the number of shares outstanding as of the date indicated.

Use of Non-GAAP Measures in Practice

Operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity, book value per share excluding accumulated other comprehensive income or similar measures are commonly used in the insurance industry as measures of ongoing earnings performance.

Excluded Items and Cautionary Information

The excluded items are important in understanding Nationwide Financial’s overall results of operations, and Nationwide Financial’s definition of these non-GAAP financial measures may differ from those used by other companies. None of these non-GAAP financial measures should be viewed as substitutes for any GAAP financial measures.

Specifically, operating revenues, operating realized gains (losses), pre-tax operating earnings, net operating earnings, net operating earnings per diluted share, operating return on average equity and book value per share excluding accumulated other comprehensive income should not be viewed as substitutes for total revenues, net realized gains (losses) on investments, hedging instruments and hedged items, income from continuing operations before federal income taxes, net income, earnings per diluted share, return on average equity and book value per share, respectively, determined in accordance with GAAP. Nationwide Financial believes that the presentation of these non-GAAP financial measures as they are measured for management purposes enhances the understanding of Nationwide Financial’s results of operations by highlighting the results from continuing operations, on a pre- and post-tax basis as applicable, and the underlying profitability drivers of Nationwide Financial’s business.

Nationwide Financial excludes net realized gains and losses on investments not related to securitizations and periodic net coupon settlements on non-qualifying derivatives, hedging instruments and hedged items, net of tax, from these non-GAAP financial measures because such items are often the result of a series of independent event-driven activities, the timing of which may or may not be at Nationwide Financial’s discretion. Excluding the fluctuating effects of these transactions helps to depict trends in the underlying profitability of Nationwide Financial’s business without consideration of these items. Nationwide Financial also excludes discontinued operations and the cumulative effect of adoption of accounting principles from net operating earnings, if any, as such adjustments are not reflective of the continuing operations of Nationwide Financial’s business.

Insurance • Financial Services • On Your Side	One Nationwide Plaza Columbus, OH 43215-2220 www.nationwidefinancial.com

Exhibit 3 to First Quarter 2005 Earnings Announcement

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

The following tables reconcile non-GAAP financial measures used in the accompanying Nationwide Financial earnings announcement to the most comparable GAAP financial measures for each of the periods indicated. Page one of the earnings announcement includes a reconciliation of net operating earnings to net income, including per diluted share information. This table has not been repeated in this exhibit. Also, a reconciliation of the forward-looking non-GAAP financial measure net operating earnings per diluted share to net income per diluted share has not been provided because Nationwide Financial does not regularly project realized gains and losses on investments, hedging instruments and hedged items1 (realized gains and losses). Realized gains and losses represented ($0.17) per weighted average diluted share in 2004 and ranged from ($0.08) to ($0.44) per weighted average diluted share over the past five full years. The results of past accounting periods, including quarterly and annual results, are not necessarily indicative of the results to be expected for any future accounting period.

Operating revenues to revenues

	Three months ended March 31,
(in millions)	2005	2004
Operating revenues	$1,083.9	$1,043.5
Net realized gains (losses) on investments, hedging instruments and hedged items [1]	26.1	(16.5)

Revenues	$1,110.0	$1,027.0

Operating net realized (losses) gains to net realized gains (losses) on investments, hedging instruments and hedged items

	Three months ended March 31,
(in millions)	2005	2004
Operating net realized (losses) gains	$0.2	$3.2
Net realized gains (losses) on investments, hedging instruments and hedged items [1]	26.1	(16.5)

Net realized gains (losses) on investments, hedging instruments and hedged items	$26.3	$(13.3)

Pre-tax operating earnings to income from continuing operations before federal income taxes

	Three months ended March 31,
(in millions)	2005	2004
Pre-tax operating earnings	$195.1	$181.8
Net realized gains (losses) on investments, hedging instruments and hedged items [1]	26.1	(16.5)

Income from continuing operations before federal income taxes	$221.2	$165.3

Net operating earnings to net income and net operating return on average equity to return on average equity

	Three months ended March 31,
	2005			2004
		Ratio (annualized)			Ratio (annualized)
(in millions)	Amount	Ex AOCI	w/AOCI	Amount	Ex AOCI	w/AOCI
Net operating earnings	$143.5	11.8%	11.1%	$133.7	12.1%	10.7%
Net realized gains (losses) on investments, hedging instruments and hedged items, net of taxes [1]	17.0	1.4%	1.3%	(10.7)	(1.0%)	(0.9%)
Cumulative effect of adoption of accounting principle, net of taxes	—	—	—	(3.4)	(0.3%)	(0.3%)

Net income	$160.5	13.2%	12.4%	$119.6	10.8%	9.5%

Average equity, excluding accumulated other comprehensive income (AOCI)	$4,853.8			$4,418.9
Average AOCI	327.4			584.4

Average equity	$5,181.2			$5,003.3

Book value per share excluding AOCI to book value per share

	As of March 31, 2005		As of December 31, 2004
(in millions, except per share data)	Amount	Per share	Amount	Per share
Total equity, excluding AOCI	$4,924.7	$32.19	$4,782.9	$31.36
AOCI	222.6	1.45	432.2	2.84

Total equity	$5,147.3	$33.64	$5,215.1	$34.20

Shares outstanding	153.0		152.5

[1]	Excluding operating items (periodic net coupon settlements on non-qualifying derivatives, trading portfolio realized gains and losses, and trading portfolio valuation changes).

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